Exhibit 99

 Additional Beneficial Owners

Name	Title of Securities Beneficially Owned	Amount of Securities Beneficially owned	Ownership Form	Nature of Indirect Ownership
Frank Islam 1600 Tysons Blvd. Suite 110 McLean, VA 22102	Common Stock, par value $0.0001 per share	1,200,000	I	As principal of FI Investment Group, LLC, Frank Islam beneficially owns the shares held of record by FI Investment Group, LLC.